Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	Vince Hannity
630 438 8584	208 384 6390

For Immediate Release: March 1, 2005

OFFICEMAX ANNOUNCES COMPLETION OF INTERNAL INVESTIGATION

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced the completion of an internal investigation into its accounting for vendor income in prior periods.    As a result of the investigation, and as previously announced, the company expects to restate quarterly income for each of the first three fiscal quarters of 2004.

The investigation began in December 2004 and was conducted under the direction of the company’s audit committee.  Subject to final review by the company’s auditors, OfficeMax currently estimates that it overstated operating income in first quarter 2004 by approximately $7 million and understated operating income by approximately $1 million in each of the second and third quarters of 2004. The cumulative net operating income overstatement for the first nine months of 2004 is estimated to be approximately $4 to $5 million.  Accordingly, the company expects to restate quarterly income for each of the first three fiscal quarters of 2004 and believes that its previously issued interim statements of operating results for those periods should no longer be relied upon.

OfficeMax believes that its financial statements as of and for the year ended December 31, 2003, were not materially impacted.

This press release contains forward-looking statements about the company’s financial results and accounting plans. These include the amount of operating income overstatement in the first quarter of 2004; the amount of operating income understatement in the second and third quarters of 2004; the amount of net income overstatement through the third quarter of 2004; the restatement of quarterly income in each of the first three fiscal quarters of 2004; reliance on previously issued interim statements of operating results for those periods; and the impact of the investigation results on our financial statements as of and for the year ended December 31, 2003.  Intervening or unexpected events, as well as inherent risks and uncertainties, could change our actual financial results or our plans regarding restatement.  Such events, risks and uncertainties include the final results of our accounting for fourth-quarter and full-year 2004; the input of our auditors; and other unanticipated events and uncertainties.  The forward-looking statements in this release speak only as of the date of this release, and we undertake no duty to update them in light of new information.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 40,000 associates through direct sales, catalogs, Internet and nearly 950 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.